                          ASSET PURCHASE AGREEMENT
                          ------------------------

                                    among

                        SKYLYNX COMMUNICATIONS, INC.
                           a Colorado corporation

                                     and

                                CONTINET, LLC
                     an Oregon limited liability company

                                     and

                       Scotty McConnell and Jeff Hill








































                          ASSET PURCHASE AGREEMENT
                          -------------------------

     This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of March 24, 1999 ("Effective Date"), by and among SKYLYNX COMMUNICATIONS, INC., a Colorado corporation ("Purchaser"), CONTINET, LLC, an Oregon limited liability company ("Seller"), and each of those persons, jointly and severally, who are all of the members of Seller, namely: Scotty McConnell and Jeff Hill, which persons are hereinafter collectively referred to as the "Members." Members and Seller are hereinafter collectively referred to as the "Sellers." Certain other capitalized terms used herein are defined in Article 11 and throughout this Agreement.

                                  RECITALS
                                  --------

     A. Seller is engaged in the business of internet service provision (the "Business") with its headquarters located in Eugene, Oregon, and is qualified to do business in the state of Oregon;

     B.   Seller has facilities and operations in the state of Oregon;

     C. The Members hold all of the memberships of Seller, and Purchaser is unwilling to enter into this Agreement without the covenants and promises of the Members herein set forth; and

     D. Purchaser desires to purchase and acquire certain assets, properties, and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties, and contractual rights to Purchaser, all on the terms and subject to the conditions hereinafter set forth.

                             TERMS OF AGREEMENT
                             ------------------

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE I

                         PURCHASE AND SALE OF ASSETS

     1.1 Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Purchaser the following assets, properties, and contractual rights of Seller (collectively, the "Assets"), wherever located, subject to the exclusions hereinafter set forth:


          (a) all machinery, leasehold improvements, construction in progress, furniture and fixtures, computer equipment and monitors, routers, servers, computer software, and any other fixed assets owned by Seller and used in the operations of the Business, including, without limitation, the assets listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment");

          (b) all real property interests (whether owned or leased) used or for use in the Business (the "Real Property"), as specifically described on Schedule 1.1(b) attached hereto and made a part hereof, and all improvements thereon;

          (c) all of Seller's interests and rights and benefits under any leases of machinery, vehicles, equipment, tools, furniture, fixtures or other assets as specifically described on Schedule 1.1(c), attached hereto and made a party hereof;

          (d) all contractual rights of Seller with Seller's customers (whether oral or in writing, and including without limitation all ISP Service Agreements and Customer Agreements to which Seller is a party, and all accounts receivable relating to services prior to the Closing (the "Accounts Receivable"), relating to the conduct of the Business and all other rights to provide services to customers of Seller (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Accounts (the "Related Documents"); a complete and accurate list of the Customer Accounts and the Related Documents is set forth on Schedule 1.1(d), attached hereto and made a part hereof, and true and complete copies of all Customer Accounts (or descriptions of unwritten arrangements) and Related Documents shall be delivered to Purchaser simultaneously with the execution and delivery of this Agreement;

          (e) the contracts and other agreements to which Seller is a party listed on Schedule 1.1(e) (the "Assumed Contracts");

          (f) all of Seller's inventory of parts, supplies and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

          (g) all proprietary rights of Seller, including, without limitation, all right, title and interest of Seller in and to all trade secrets, slogans, processes, rights, symbols, trademarks, service marks, logos, domain names, and trade names used in the Business;

          (h) all permits, licenses, franchises, consents and other approvals and operating rights relating to the Business that are assignable or transferable, which are more completely described and set forth on
Schedule 1.1(h), attached hereto and made a part hereof, true and complete copies of which are also attached to Schedule 1.1(h);

          (i) all communications equipment (together with any rights to frequencies related thereto) used in connection with the Business, wherever located;

          (j) all right, title and interest of Seller in and to all telephone and telecopier numbers used by Seller in the conduct of the Business;

          (k) all of Seller's right, title and interest in and to the name "ContiNet," and any other names used in connection with the Business and the rights to use such names (the "Business Names");

          (l) all manual and automated routing and billing information and components thereof, including, without limitation, all routing and billing computer software and programs containing any customer information;

          (m) all operating data and records of Seller, including, without limitation, all of Seller's existing documents, files and other material related to all current or past customers of the Business, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (n)  all of the good will of the Business;

          (o)  all prepaid expenses and customer deposits; and

          (p) all other tangible and intangible assets used in the Business, including those set forth on Seller's balance sheet dated as of February 28, 1999 (the "Current Balance Sheet"), a copy of which is attached as Schedule 1.1(p) hereto.

All of the foregoing assets, properties and contractual rights described in
Section 1.1 are hereinafter sometimes collectively called the "Assets."

     1.2 Excluded Assets. Excluded from this sale and purchase are Seller's cash (excluding the customer deposits listed in Section 1.1(p)) and loans (notes receivable) to the Members, as shown on Schedule 1.2.

     1.3 Non-Assignment of Certain Customer Accounts. Notwithstanding anything to the contrary in this Agreement, to the extent that any Customer Account shall require in a writing between customers of Seller and Seller the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Purchaser. If such consent is not obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such Customer Account, including, without limitation, an adjustment of the Purchase Price set forth in Section 2.1 hereof and enforcement for the account and benefit of Purchaser, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Account by such other person, or otherwise. Attached hereto as
Schedule 1.3 is a list of all Customer Accounts requiring consent to their assignment.

     1.4 Accounts Receivable. As described in Section 1.1(d) above, the Accounts Receivable are to be assigned to Purchaser at the Closing. However, if Seller receives any payments after the Closing in connection with the Accounts Receivable, then Seller shall forward such payments to Purchaser on a regular basis (but at least monthly), together with an itemized list of the sources thereof. Attached hereto as Schedule 1.4 is a true and complete list of all Accounts Receivable of Seller as of February 28, 1999.

     1.5 Proration of March 1999 Net Income. As of the date which is forty-five (45) days after the Closing Date, Purchaser and Seller shall meet to account for amounts paid in respect of Accounts Receivable relating to services performed for customers in the month of March 1999, and the amount of expenses incurred or paid in respect of March 1999 ("March 1999 Expenses"). To the extent that March 1999 Revenues exceed March 1999 Expenses (with the difference being "March 1999 Net Income"), Seller shall be entitled to a portion thereof equal to March 1999 Net Income times a fraction, the numerator of which, equals the number of days prior to the Closing Date in March and the denominator of which is 31.

     1.6 Change of Names. On the Closing Date, Seller shall cease doing business under the Seller's current Business Names to a name not the same as or similar to ContiNet or any other symbol, trademark, service mark, logo, or trade name now used by Seller. Seller shall, on the Closing Date, deliver to Purchaser, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Names conveyed by Seller pursuant to this Agreement in the State of Oregon and in any other relevant jurisdiction.

     1.7 Dissolution of Seller. Seller has adopted a 12-month plan of liquidation under IRC Section 337. After Closing, in accordance with its plan of liquidation, Seller will distribute to Selling Members all of Seller's right, title, and interest in and to this Agreement, the Note, and the Excluded Assets, in exchange for the surrender by Selling Members of their capital membership certificates of Seller for cancellation, and thereafter Seller will liquidate completely and terminate its entity existence. From and after the Closing Date, Seller will not engage in any business or other activity, except (i) as required to fulfill its obligations hereunder and (ii) as required to complete its liquidation and dissolution. Nothing in this Agreement shall prevent Seller from dissolving promptly on or after the Closing Date, with Seller's obligations in connection herewith thereupon becoming the joint and several obligations of the Members.

                                  ARTICLE 2

                        PURCHASE PRICE AND RETENTION

     2.1 Purchase Price. In consideration of the transfer of the Assets and the restrictive covenants set forth herein, Purchaser shall pay to Seller, at Closing, the Purchase Price of $475,000 as follows:

          (a) The sum of Two Hundred Eighty Thousand Dollars ($280,000), consisting of the application of the Five Thousand Dollars ($5,000) earnest money deposit previously paid by Purchaser, and the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000), in certified funds at Closing; and

          (b) $50,000 pursuant to a promissory note payable in monthly installments of $2,284.24 (including principal and 9% interest) until paid in full (24 month amortization). The first payment under the note shall be 30 days after the first of the month following the Closing. There shall be no prepayment penalty.

          (c) The Purchase Price will be credited in the approximate amount of $44,000 for revenue received for services not yet performed by Seller as of the Closing Date. This amount, though not on the September 30, 1998 Balance Sheet as a liability, will be calculated prior to closing, and approved by both parties (as a condition to Closing), and any variance from $44,000 will adjust the Purchase Price by means of an adjustment in the aggregate market value in Consideration Shares to be issued pursuant to
Section 2.1(d).

          (d) The Purchaser shall issue to Seller or the Members, as directed by Seller, shares of the Purchaser's common stock, $.001 par value ("Common Stock"), (the "Consideration Shares") having an aggregate market value ("Market Value") equal to One Hundred One Thousand Dollars ($101,000). For purposes of this Agreement, Market Value shall mean the average closing bid price of the Common Stock on the over-the-counter market for the seven trading days immediately preceding the Closing Date. The Consideration Shares shall be restricted securities under the Securities Act of 1933, as amended, (the "Securities Act").

          (e) At the Closing, for security purposes only, Purchaser shall retain possession of a number of Consideration Shares having an aggregate Market Value of Forty-Seven Thousand Five Hundred Dollars ($47,500)(the "Hold Back Shares"). The Hold Back Shares shall be held by Purchaser for a period of one (1) year after the Closing Date and shall be used as collateral to secure any obligation of Seller and the Members under this Agreement to indemnify Purchaser after the Closing Date. At the end of the one year, the Hold Back Shares not previously foreclosed by Purchaser in satisfaction of secured obligations of the Seller and the Members shall be released from Purchaser's security delivered to Seller or the Members as directed and shall be tradable by Seller or the Members to the extent permitted by relevant securities laws prevailing at the time.

     2.2 Adjustments to the Purchase Price. Notwithstanding anything to the contrary stated in Section 2.1, the Purchase Price shall be adjusted at Closing as follows:

          (a) A part of the Purchase Price is based on the value of accounts receivable, accounts payable, and deferred income, as stated on the September 30, 1998 Balance Sheet. The Purchase Price(through adjustment of the cash portion paid at Closing) will be adjusted on a dollar for dollar basis to reflect any difference between the balances for these items on the Balance Sheet for the month end prior to the Closing (February 1999) and the September 30, 1998 Balance Sheet.

     2.3 Shares. It is agreed and understood that the Consideration Shares shall be restricted securities under the Securities Act of 1933, as amended, which are unregistered shares that are not readily tradeable in the public capital markets for a period of one (1) year after their issuance to Seller or its Members on the Closing Date, pursuant to Section 2.1.

     2.4 Liabilities. Except for accounts payable and deferred income, and except in connection with obligations incurred after the Closing with respect to contracts expressly assumed by Purchaser hereunder (in particular, the Assumed Contracts), Purchaser is not assuming any liabilities of Seller.

                                  ARTICLE 3

                                   CLOSING

     3.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Assets (the "Closing") shall take place on or about March 24, 1999 or such other time mutually agreed by both parties, at the offices of Richard Speight, Attorney at Law, in Portland, Oregon. The date on which the Closing occurs shall be referred to as the "Closing Date."

     3.2 Obligations of Seller and Selling Members at Closing. At the Closing, Seller and Members shall have delivered to Purchaser the following executed documents:

          (a) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Purchaser, and the Seller, conveying, selling, transferring, and assigning to Purchaser all of the Assets (the Bill of Sale");

          (b)  a receipt acknowledging payment by Purchaser of the Purchase
Price;

          (c) fully executed consents to the assignment of the Customer Accounts, if any, in form and substance satisfactory to Purchaser;

          (d) the documents evidencing Seller's change of Business Names as required by Section 1.1(k);

          (e) a certified copy of the resolutions of the Members authorizing the execution, delivery and performance of this Agreement, the sale of the Assets to Purchaser, and the consummation of the transactions contemplated herein, along with a certificate of good standing of Seller from Oregon's Secretary of State;

          (f)  required consents for assignment of leases, if any;

          (g) the assignment of the Permits described on Schedule 5.20, in any;

          (h)  consents to the assignment of Assumed Contracts, if any; and

          (i) a pledge agreement in form acceptable to Seller and Purchaser, concerning the Hold Back Shares (the "Pledge Agreement") and for security purposes only one or more stock certificates evidencing the Hold Back Shares.

          (j) such other documents or separate instruments of sale, assignment or transfer reasonably required by Purchaser.

     3.3 Obligations of Purchaser at Closing. At the Closing, and coincidentally with the performance by Seller and Members of their obligations described in Section 3.2, Purchaser shall deliver to Seller (and, if so directed by Seller with respect to clause (c) below, the Members) the following:

          (a) The earnest money deposit of $5,000, plus a cashier's check or a certified check, or wired funds as directed by Sellers, in the amount of $275,000, as adjusted pursuant to Section 2.2.

          (b) A $50,000 promissory note in form acceptable to Seller and Seller's counsel, in accordance with Section 2.1(b).

          (c) The Consideration Shares in accordance with Section 2.1(d) and (e), as adjusted pursuant to Section 2.1(c).

          (d) Such other certificates and documents as may be called for by the provisions of this Agreement.

     3.4 Issuance of Stock. Notwithstanding anything stated to the contrary in Sections 3.2 and 3.3, the parties acknowledge that Purchaser shall be entitled to issue to Seller or the Members (as directed by Seller), the Consideration Shares as provided in Section 3.3 on or before the fifth day after Closing. Moreover, the parties acknowledge Seller and Members shall deliver to Purchaser the Pledge Agreement and their Hold Back Shares as provided in Section 3.2(i) after Purchaser has issued its stock to Seller or Seller's Members.

                                  ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to the Sellers that the statements contained in this Article 4, except as set forth in any schedules to the subsections of this Article 4 delivered by Purchaser to the Sellers on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"), if any, which schedules may be required to be supplemented from time to time by Purchaser after the date of this Agreement in order to make such representations and warranties true as of the date such representation and warranties are given: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this Article 4); and (iii) shall survive the Closing.

     4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

     4.2 Corporate Power and Authority. Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.4 No Violation. The execution and consummation of this Agreement by Purchaser will not: (i) contravene any provision of the certificate of incorporation or bylaws of Purchaser; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Purchaser; or (iii) require the consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     4.5 Purchaser's Acceptance. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the Business. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement, except in connection with Seller's indicating that documents examined in the course of the due diligence process are genuine and that, to the best of Seller's knowledge, the statements and information contend therein are true in all material respects. Purchaser further acknowledges that Seller has made no agreement or promise regarding the Assets being sold to Purchaser under this Agreement, other than those specified in this Agreement, and that Purchaser takes all such Assets in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

                                  ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article 5, except as set forth in the Disclosure Schedules to the subsections of this Article 5 delivered by the Sellers to Purchaser on the date hereof, if any, which schedules may be required to be supplemented from time to time by the Sellers after the date of this Agreement in order to make such representations and warranties true as of the date such representations and warranties are given: (i) are correct and complete as of the date of this Agreement; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Effective Date and the Closing Date, respectively, were substituted for the date of this Agreement throughout this Article 5); and (iii) shall survive the Closing. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. In addition, nothing in the Disclosure Schedules shall be deemed to limit the indemnification provisions set forth in Article 10 hereof. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). Nothing in this paragraph shall require the disclosure of an exception on more than one (1) Disclosure Schedule made a part of this Agreement; provided, however, that in all such instances, the Disclosure Schedule on which the requested information is located must be cross-referenced on the appropriate Disclosure Schedule.

     5.1 Corporate Status. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon and is in good standing and is qualified to conduct business under all applicable laws, regulations, ordinances, and orders of Governmental Authorities to carry on its business, including but not limited to, the laws of the State of Oregon and has the requisite power and authority to own or lease its properties and to carry on the Business as now being conducted. Seller is duly authorized and qualified, under all applicable laws, regulations, ordinances, and orders of Governmental Authorities, to carry on the Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Business or on the operations, properties, assets or conditions (financial or otherwise), of Seller.

     5.2 Power and Authority. Each of the Sellers has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of his, her, or its obligations hereunder and the consummation of the transactions contemplated hereby. Each Seller has the requisite competence and authority to execute and deliver this Agreement, to perform his, her, or its respective obligations hereunder and to consummate the transactions contemplated hereby.

     5.3 Enforceability. This Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4 Y2K. Sellers are unaware of any potential material Y2K impact on the Business.

     5.5 Subsidiaries. Seller does not presently own of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity interest in any corporation, association or business entity, nor is Seller, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, except as provided in Schedule 5.5.

     5.6 No Violation. The execution and consummation of this Agreement will not: (i) contravene any provision of the Operating Agreement of the Seller (the "Charter Documents"); (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award, which is either applicable to, binding upon or enforceable against Seller, its assets or securities, or any Seller; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any Seller or the assets or securities of Seller; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the assets or securities of Seller; or (v) to the best of each of the Shareholder's or Seller's knowledge, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person. Seller acknowledges and agrees that the Purchaser has made no representations to Seller regarding the tax consequences of any amounts received by Seller pursuant to this Agreement. Seller agrees to pay all federal and state taxes which are required by law to be paid with respect to this Agreement.

     5.7 No Commissions. Except for the Marlin Group, Inc., none of the Members or Seller has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.8 Financial Statements. The Sellers have delivered to Purchaser the financial statements of Seller for the years ending December 31, 1997, and December 31, 1998, including the notes thereto and the balance sheet dated as of February 28, 1999, (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 5.8 and Schedule 1.1(p). The balance sheet dated as of February 28, 1999, of Seller included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of Seller pertaining to the Assets at each of the balance sheet dates and the results of operations for the periods covered thereby. The books and records of Seller fully and fairly reflect all transactions, properties, assets, and liabilities of Seller except for revenue collected for services not yet performed, as stated in Section 2.1(c) above. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Current Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     5.9  Changes Since the Current Balance Sheet.  Except as provided in
Schedule 5.9, since the date of the Current Balance Sheet, Seller has not out of the ordinary course of business: (i) sold, leased or transferred any of its properties or assets; (ii) made or obligated itself to make capital expenditures inconsistent with past practice; (iii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions, except for this Agreement and the transactions contemplated hereby; (iv) waived, canceled, compromised or released any rights; (v) made or adopted any change in its accounting practice or policies; (vi) made any adjustment to its books and records;
(vii) entered into any transaction with any Affiliate; (viii) terminated, amended, or modified any agreement; (ix) imposed any security interest or other Lien on any of its assets; (x) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on Seller or the Business; (xi) except as contemplated in this section, engaged in any other transaction out of the ordinary course of the Business; (xii) paid any dividends or made any distribution of cash or property to the Members (except for payment of their regular salaries); or
(xiii) agreed to do or authorized any of the foregoing.

     5.10 Litigation. There is no action, suit, or other legal or administrative proceeding or governmental investigation pending or to any Seller's knowledge threatened against, by or affecting any Member, Seller, the Business, or the assets of Seller, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and to any Seller's knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Members or Seller is or was a party which have not been complied with in full or which continue to impose any material obligations on the Assets.

     5.11 Liabilities. Schedule 5.11 sets forth all liabilities or obligations, whether accrued, absolute, contingent or otherwise, of Seller not reflected on the Current Balance Sheet, including: (i) liabilities and obligations existing on the date hereof, incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet; and (ii) liabilities incurred in the ordinary course of Business prior to the date of the Current Balance Sheet which were not required to be recorded thereon, including but not limited to liabilities arising out of guarantees, repurchases of any of Seller's securities, and indemnification agreements (the liabilities and obligations referenced in (i) and (ii) above are referred to as the "Designated Liabilities"). None of the Designated Liabilities relates to any breach of contract, breach of warranty, tort infringement, or violation of law, and none arose out of any action, suit, claim, governmental investigation, or arbitration proceeding.

     5.12 Indebtedness. Schedule 5.12 sets forth the outstanding principal amount of and outstanding interest on (as of the date set forth in the Schedule) all indebtedness for borrowed money and capitalized lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by Seller and the name and telephone number of Seller's contact at such bank or other Person.

     5.13 Environmental Matters. To the best of each of the Sellers' knowledge, the Seller has not received any notice (nor would there be any basis for such a notice) from any local, state or federal agency having jurisdiction over the Business, Seller's operations, properties, or assets or responsibility for the enforcement of local, state, or federal environmental, health, and safety laws (as defined in this Section) of any violation of any environmental, health and safety laws by Seller or its officers or employees, in connection with the assets.

     5.14 Real Property, Leases and Significant Personal Property. Seller does not own any real property. Schedule 5.14 sets forth:

          (a) All personal property owned by Seller or used by the Business as of the Current Balance Sheet date, included on the Current Balance Sheet, all of which is included in the accounts reflected on the Current Balance Sheet;

          (b) All other personal property of Seller acquired since the Current Balance Sheet date; and

          (c) All leases for real and personal property to which Seller is a party involving real or personal property, including in each case true, complete and correct copies of all such leases and including an indication as to which real and personal property is currently owned, or was formerly owned, by any of the Members or Seller. All of the material machinery and equipment and all other tangible assets of Seller are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with industry practice. All leases set forth in Schedule 5.14, are in full force and effect and constitute valid and binding agreements of Seller and constitute valid and binding agreements of the other parties thereto in accordance with their respective terms, and all fixed assets used by Seller are either owned by Seller or leased under a valid agreement. There are no plans or projects involving the opening of new operations or the acquisition of any real property or existing business, with respect to which Seller has made any material expenditure in the one year period prior to the date of the Agreement, or entered into a written commitment therefor, which if pursued by Seller would require additional expenditures of capital.

     5.15 Good Title, Adequacy and Condition.

          (a) Seller has, and at Closing will have, good and marketable title to the Assets with full power to sell, transfer and assign the same, free and clear of any Lien, and by virtue of the grant, conveyance, sale, transfer, and assignment of Assets hereunder, Purchaser shall receive good and marketable title to all of the Assets, free and clear of all Liens.

          (b) The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and, except as provided in Schedule 5.15, include, without limitation, all tangible and intangible assets owned by Seller including all vehicles, equipment and inventory (more particularly described in Schedule 5.14), and all Contracts, customer lists, intellectual property, cash and accounts receivable, and licenses and permits of Seller.

     5.16 Compliance with Laws. Except as provided in Schedule 5.16 and to the best of Seller's and the Members' knowledge, Seller is in compliance with all laws and regulations and is not in violation of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller and there are no claims, actions, suits or proceedings pending or, to the knowledge of Seller or any of the Members. threatened, against or affecting Seller or the Business, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

     5.17 Absence of Certain Changes or Events. Since June 1, 1998, there has not been: (i) any Material Adverse Change in the business, operations, properties, condition (financial or other), or prospects of the Business, taken as a whole, and no factor or condition exists and no event has occurred that would be likely to result in any such change; or (ii) any material loss, damage, or other casualty to the assets. Since June 1, 1998, the Seller has operated the Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the Business; (ii) incurred or failed to discharge or satisfy any Lien; (iii) sold or transferred any of the assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business; (iv) defaulted on any material obligation relating to the Business; (v) entered into any transaction material to the Business, or materially amended or terminated any arrangement material to the Business or relating to the Business; or (vi) entered into any agreement or made any commitment to do any of the foregoing.

     5.18 Intellectual Property. Schedule 5.18 hereto sets forth a true and complete list of all of the Sellers' patents, patent applications, licenses, copyrights, copyright registrations, copyright registration applications, trade names, trademarks, trademark registrations, trademark applications, servicemarks, serviceman registrations and serviceman applications, domain names, EP addresses, trade secrets ad similar rights, and any applications in respect thereto (the "Intellectual Property") used by the Sellers in whole or in part for the conduct of the Business as now conducted. All the Intellectual Property is owned by the Sellers free and clear of any and all Liens, and no licenses for the use of any of such rights have been granted by the Shareholders or Seller to any third parties. All of such rights are valid and in good standing and are adequate and appropriate for the Business as now conducted. Except as listed on Schedule 5.18, all of such rights will be acquired by Purchaser at the Closing, and the transfer of and use by Purchaser of such rights will not require the consent of any other person. To the Shareholders' and Seller's best knowledge, the operation of the Business does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, license or other right, of any person, and the Sellers do not license any such right from others. The Sellers do not know of any person who has wrongfully used, or threatened to use, any of the Intellectual Property. No claim is pending or threatened or has been made within the past five (5) years, to the effect that any such infringement or conflict has occurred. The Intellectual Property is adequate and appropriate for the Business as now conducted, and the Sellers' rights in the same are valid and subsisting. The Sellers have the full right to use their name in every jurisdiction where they do business.

     5.19 Accounts Receivable. Except as provided in Schedule 5.19, all of the Accounts Receivable of Seller are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business of Seller. To the best of Seller's and the Members' knowledge, all of such Accounts Receivable posted on or after October 1, 1998, are good and collectible receivables and will be collected in full in accordance with the terms of such Accounts Receivable, without set-off or counterclaims.

     5.20 Licenses and Permits. Except as provided in, Schedule 5.20 and to the best of Seller's and Members' knowledge, Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All Permits are valid and in full force and effect, Seller is in compliance in all material respects with their requirements, and no proceeding is pending or to Seller's or any Member's knowledge threatened to revoke or amend any of the Permits. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

     5.21 Contracts, Customer Lists and Employment Matters. Schedule 5.21 lists all customers and contracts of Seller that account for more than 1% of Seller's annual gross revenue, all contracts of Seller requiring payment or performance involving $10,000 or more, and all contracts and obligations with a term longer than one (1) year (collectively, the "Material Contracts"). All of the Material Contracts: (i) are valid and binding obligations of the parties; (ii) are not in default and will not become in default solely upon notice or the passage of time without curative action; and (iii) will remain in full force and effect following the Closing, without requiring the consent of the other parties thereto and without causing a default, right to terminate or right to modify any terms under any such Material Contracts, notwithstanding any provisions in any such Material Contracts which may set forth a restriction or change in control of Seller. Seller has delivered to Purchaser true, complete and correct copies of all Material Contracts prior to Closing. None of the parties to the Material Contracts (which include all of Seller's significant Customers) has canceled or substantially reduced or, to the knowledge of Seller or any of the Shareholders, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by Seller, and Seller has complied with all commitments and obligations pertaining to any Material Contract, and is not in default under any such Material Contract, and no notice of default has been received.

     5.22 Predecessor Status, Etc. There have been no predecessor limited liability companies or corporations for the past five (5) years of Seller.

     5.23 Spin-Off by Seller. Within the preceding two (2) years, there has not been any sale, spin-off or split-up of material assets of Seller or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller.

     5.24 Records of Seller. All material corporate actions taken by Seller have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Seller have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.

     5.25 Accuracy of Information Furnished by Seller and the Shareholders. No statement or information contained in this Agreement and the various Schedules and Annex attached hereto or in any certificate furnished to Purchaser pursuant hereto, contains or shall contain any untrue statement of a fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Sellers have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto. If the Sellers become aware of any fact or circumstance which would change a representation or warranty of Seller in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve the Sellers of their obligation under this Agreement, and at the sole option of Purchaser, the truth and accuracy of any and all warranties and representations of Seller at the date of this Agreement shall be a precondition to the consummation of this transaction.

     5.26 Investment Intent. The Sellers are acquiring the Consideration Shares hereunder for their own account and not with a view to, or for the sale in connection with, any distribution of any of the Consideration Shares, except in compliance with applicable federal and state securities laws. The Sellers have had the opportunity to discuss the transactions contemplated hereby with Purchaser and have had the opportunity to obtain such information pertaining to Purchaser as has been requested, including but not limited to, filings made by Purchaser with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     5.27 Acknowledgment Regarding Disclosure of Certain Materials. The Sellers hereby acknowledge and warrant that each of the Sellers has been provided access to the following information: (i) all material books and records of Purchaser, (ii) all material contracts and documents relating to the transaction contemplated by this Agreement; (iii) all documents required to be provided to the Shareholders pursuant to Rule 502 of the Exchange Act; and (iv) the opportunity to question the appropriate executive officers and partners.

     5.28 Survival. Each of the representations and warranties set forth in this Article 5 shall survive the Closing.

                                  ARTICLE 6

                   CONDUCT OF BUSINESS PENDING THE CLOSING

     6.1 Conduct of Business by Seller Pending the Closing. Except as provided in Schedule 6.1, Seller and the Members, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Closing, the business of Seller shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business consistent with past practice. Seller and the Members shall use its or their reasonable best efforts to preserve intact Seller's business organizations, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, Seller shall not, except as expressly required or permitted by the terms of this Agreement between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser:

          (a)  amend or otherwise change its Charter Documents;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its assets, tangible or intangible; or any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

          (d) sell, lease or transfer any of its properties or assets (other than in the ordinary course of business consistent with past practice), or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets; or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person; make or obligate itself to make capital expenditures, incur any obligations or liabilities including, without limitation, any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein, or impose any security interest or other Lien on any of its assets;

          (e) pay any bonus to its officers or employees, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (f) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practices;

          (g) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the Financial Statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except to the extent being contested in good faith;

          (h) enter into any transaction or agreement with any of the Sellers or an Affiliate thereof except for such transactions or agreements expressly permitted herein; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article 5 untrue or incorrect in any respect.

                                  ARTICLE 7

               CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     7.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles 8 and 9. The Sellers shall cause Seller to comply with all of the covenants of Seller under this Agreement. The Sellers covenant and agree to deliver to Purchaser at the Closing the certificates, opinions and other documents required to be delivered to Purchaser pursuant to Article 8, and Purchaser covenants and agrees to deliver to the Sellers the certificates and other documents required to be delivered to the Sellers pursuant to Article 9.

     7.2 Confidentiality, Publicity. Except as required by law, neither party shall disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior notification of the other party hereto. The disclosing party shall provide the other party with a copy of all public announcements proposed to be made by such party which relate to this Agreement or the transactions contemplated hereby prior to the release of such announcements to the public.

     7.3 No Other Discussions. Until this Agreement is terminated as herein provided, none of the Members, Seller, or their respective Affiliates, employees, agents, and representatives will: (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale, or other disposition of any substantial part of the assets, the Business or the properties of Seller (whether by merger, consolidation, sale of stock, sale of assets, or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Sellers will immediately notify Purchaser if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions.

     7.4 Due Diligence Investigation. Purchaser shall be entitled to conduct, prior to Closing, a due diligence investigation of Seller, its assets and the Business. Seller shall provide Purchaser and its designated agents and consultants with reasonable access during normal business hours to Seller's business and the assets and all books, records, documents, correspondence and other materials ("Proprietary Documents") related thereto which Purchaser, its agents and consultants reasonably require to conduct such due diligence review; provided, however, that without the prior consent of Seller, Purchaser shall not contact, interview, meet, solicit or otherwise discuss the transactions contemplated by this Agreement with any customers, employees, or suppliers of Seller. Purchaser agrees to keep strictly confidential and not to disclose to third parties all or any portion of Proprietary Documents. Upon termination of this Agreement, Purchaser shall return all Proprietary Documents, copies, extracts, and summaries thereof, in any form or medium, in its possession, to Seller.

     7.5 Related Party Agreements. Set forth in Schedule 7.5 are all of the existing agreements between Seller and the Members or their Affiliates affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, and unless otherwise stated, such agreements shall continue to survive after the Closing.

     7.6 Cooperation. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     7.7 Other Actions. Prior to the Closing, each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations, and contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications, and orders of any Governmental Authority and parties to Contracts with Seller as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.8 Notification of Certain Matters. The Sellers shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     7.9 Payoff and Estoppel Letters. Prior to the Closing, the Sellers shall request and deliver to Purchaser, with respect to any Indebtedness affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, payoff and estoppel letters from such holders of any Indebtedness, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Purchaser, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled. This Section is not intended to cover the equipment leases identified in Schedule 1.1(e).

     7.10 Transition Services. Purchaser shall hire Members to provide transition services to the Purchaser for 30 days following the Closing, to be performed during normal business hours at their then current salary rate. During this transition period the Members will also be entitled to their normal benefits (such as health insurance) that they were receiving prior to the Closing.

     7.11 Accounting Treatment. Sellers and Purchaser agree to follow tax accounting treatment and allocations in respect of the sale of the Assets consistent with the treatment and allocations described in Schedule 7.11.

     7.12 Covenant Not to Compete. In order to ensure that Purchaser will realize the benefits of the transactions contemplated hereby, Sellers agree with Purchaser that Sellers will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, trustee, custodian, fiduciary, lender, or security holder of any company, business, or entity, or otherwise:

          (a) for a period of three (3) years following the Closing Date, engage in, or finance or provide financial assistance with respect to, any business activity currently conducted by Seller or Purchaser, or conducted by either of them in the preceding three (3) years, including, without limitation, the Business, in the Restricted Territory except on behalf of Purchaser; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this section;

          (b) for a period of three (3) years following the Closing Date, directly or indirectly: (i) induce any Person which is a customer of Purchaser, its subsidiaries and their respective Affiliates, successors, or assigns (collectively, the "Purchaser Companies") to patronize any business directly or indirectly in competition with the Business conducted by the Purchaser Companies in the Restricted Territory; (ii) canvass, solicit, or accept from any Person which is a customer of the Purchaser Companies in the Restricted Territory, any such competitive business; or (iii) request or advise any Person which has a business relationship with the Purchaser Companies in the Restricted Territory to withdraw, curtail, or cancel any such Person's business with such entity;

          (c) for a period of three (3) years following the Closing Date, directly or indirectly employ, or solicit the employment of, any person who was employed by Seller or the Purchaser Companies at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment; and

          (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in its or their possession Seller's proprietary rights or records, including, but not limited to, any of its customer lists. Notwithstanding the foregoing, Seller may retain copies of all of its financial statements for tax reporting purposes.

     Each of the Sellers agrees and acknowledges that the restrictions contained in this section are reasonable in scope and duration and are necessary to protect the Purchaser Companies after the Closing. The parties agree and acknowledge that any breach of this section will cause irreparable damage to the Purchaser Companies and upon breach of any provision of this section, the Purchaser Companies shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Purchaser Companies may have (including, without limitation, the right to seek monetary damages). Purchaser and each of the Sellers hereby agrees that Purchaser may assign, without limitation, the foregoing restrictive covenants to any successor to Purchaser's business.

     7.13 Employees. Purchaser agrees to hire the employees of the Seller following the Closing, with the exception of Jeff Hill. They will work for Purchaser on an "at will" basis, terminable at any time except that Purchaser agrees that if any of them is terminated within ninety (90) days of the closing, such person shall receive a severance payment equal to ninety (90) days pay. The Seller has represented that it will be terminating their employment as of the Closing Date, and that it will remain responsible for all salary, benefit, and tax matters pertaining to their employment with the Seller. This Section 7.3 and Section 7.10 are not additive with respect to Scotty McConnell.

                                  ARTICLE 8

                 CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Purchaser;

     8.1 Accuracy of Representations and Warranties; Compliance with Obligations. The representations and warranties of the Sellers and Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Members and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including those obligations set forth in Article 7 herein. The Members and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, duly signed, certifying that all such obligations have been performed and complied with.

     8.2 No Material Adverse Change or Destruction of Property. Between June 1, 1998, and the Closing Date: (i) there shall have been no Material Adverse Change in Seller or the Business; (ii) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the service or products of Seller or the Business; and (iii) no material portion of the Assets shall have been damaged by fire, flood, casualty, riot, or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Purchaser a certificate to that effect, dated as of the Closing Date and signed by the Sellers.

     8.3 Member Certificate. Seller shall have delivered to Purchaser copies of resolutions adopted by its Members authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary of Seller as being true, correct, and complete.

     8.4 Consent. Seller and the Members shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Seller and the Members from any person from whom such consent or waiver is required under any contract to which the Members, Seller, or the Assets are bound, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law. Without limiting the foregoing, the Sellers shall have received all necessary consents to the transactions contemplated by this Agreement including, without limitation, the transfer and assignment of all operating permits necessary for the operation of the Business, and shall have provided all proper notifications to and obtained all necessary consents from such local, municipal, state or governmental authorities as may be necessary in order to consummate the transactions contemplated hereunder.

     8.5 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Purchaser, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.6 Opinion Letter. Purchaser shall have received an opinion dated as of the Closing Date from counsel for Seller and the Members, in substantially the form attached hereto as Annex I.

     8.7 General. All actions taken by the Sellers and Purchaser in connection with the consummation of the transaction contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Purchaser.

                                  ARTICLE 9

                CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Sellers:

     9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an executive officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

     9.2 Other Conditions. At the Closing, Purchaser shall have performed its obligations as set forth in Section 3.3.

     9.3 Corporate Certificate. Purchaser shall have delivered to Seller copies of resolutions adopted by its Board of Directors authorizing the transactions contemplated by this Agreement certified as of the Closing Date by the Secretary of Purchaser as being true, correct, and complete.

     9.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Sellers, makes it inadvisable to proceed with the transactions contemplated hereby.

                                 ARTICLE 10

               NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

     10.1 Non-Assumption of Liabilities; Indemnification.

          (a) The Sellers agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Purchaser (collectively, "Indemnifiable Damages") resulting from or arising out of: (i) any breach of a representation or warranty made by the Sellers in or pursuant to this Agreement; (ii) any breach of the covenants or agreements made by the Sellers in this Agreement; (iii) any inaccuracy in any certificate delivered by the Sellers pursuant to this Agreement; (iv) any misrepresentation in or omission from any Schedule to this Agreement; (v) any liability of the Sellers to creditors of the Sellers which is imposed on Purchaser whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by the Sellers or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; (vi) the existence of creditors of the Sellers which are not disclosed to Purchaser; or (vii) any violation by the Sellers of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll, property or other tax liabilities of the Sellers which occurs or exists prior to the Closing Date. The indemnity obligation contained in this Section 10.1(a) shall continue for a period of three (3) years from and after the Closing Date; provided, however, that the indemnity obligations hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser shall have provided notice to the Sellers of Purchaser's intent to seek indemnification for such claims prior to the expiration of such three (3) year period.

          (b) The Sellers agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates harmless from and against the aggregate of all Indemnifiable Damages resulting from or arising out of any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default by the Sellers under any lease, Contract or other instrument or agreement whether written or oral. The indemnity obligation contained in this Section 10.1(b) shall continue for a period of two (2) years from and after the Closing Date. Notwithstanding the foregoing time limitation, the obligation of the Sellers to indemnify Purchaser hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser shall have received a formal demand or allegation from a third party and provided notice thereof to the Sellers and of Purchaser's intent to seek indemnification for such claims hereunder within two (2) years of the Closing Date.

          (c) Sellers' indemnity obligations under this Section shall be subject to the following:

               (i) If any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Sellers for indemnification under the provisions of this Section, then Purchaser shall promptly given written notice to Selling Members concerning such claim and Selling Members shall, at no expense to Purchaser, defend the claim, except that if the claim is material to the ongoing conduct of the Business, Purchaser shall control and Sellers shall fund such defense.

          (d) Purchaser agrees to defend, indemnify and hold Seller and Members from and against:

               (i) Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the Business following Closing or arising out of Purchaser's failure to perform obligations of Sellers expressly assumed by Purchaser pursuant to this Agreement.

               (ii) Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

     10.2 Assumption of Specific Liabilities. Purchaser agrees to perform all of the Sellers' contractual obligations related to the Assets and the Business to the extent, and only to the extent, such obligations have been expressly assumed by Purchaser hereunder and that they first mature and are required to be performed by Purchaser after the close of business on the Closing Date. Purchaser agrees to indemnify and hold Sellers harmless from all expenses, losses, costs, deficiencies, liabilities and damages arising solely from events occurring after the Closing related to Purchaser's ownership of the Assets and Purchaser's conduct of the Business.

     10.3 Survival of Representations and Warranties. Each of the representations and warranties made by Seller and the Members in this Agreement or pursuant hereto shall survive for a period of three (3) years following the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants, and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     10.4 Matters Involving Third Parties.

          (a) If any third party shall notify Purchaser or any of the Sellers with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party under this
Article 10, then the party receiving such Third Party Claim shall promptly notify the other party in writing; provided, however, that no delay on the part of the notifying party in notifying the other party shall relieve such party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

          (b) Purchaser will have the right to defend against all Third Party Claims with counsel of its choice reasonably satisfactory to Sellers. If any of the Sellers is the notifying party, such party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Neither party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the notifying party by the third party of a release of all liability in respect of such Third Party Claim or which seeks an injunction, specific performance, or a declaration of rights or other equitable relief that, in the good faith judgment of notifying party, will likely have a material adverse effect on the notifying party's operations without the prior written consent of the notifying party (which shall not to be withheld unreasonably).

                                 ARTICLE 11

                           SECURITIES LAW MATTERS

     11.1 Disposition of Shares. The Sellers represent and warrant that the Consideration Shares being acquired by the Sellers hereunder are being acquired and will be acquired for its own account, and will not be sold or otherwise disposed of, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by Purchaser with the SEC of any registration statement, offering circular or other documents, in which case, the Sellers shall first supply to Purchaser an opinion of counsel (which counsel and opinions shall be satisfactory to Purchaser) that such exception is available, or
(b) an effective registration statement filed by Purchaser with the SEC under the Securities Act.

     11.2 Legend. The certificates representing the Consideration Shares shall bear the following legend:

          THE SALE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE, HYPOTHECATION, PLEDGE OR OTHER DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNLESS THE SALE OR OTHER DISPOSITION IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR THE HOLDER OF SUCH SECURITIES PROVIDES AN OPINION OF COUNSEL SATISFACTORY TO SKYLYNX COMMUNICATIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

     11.3 Contractual Restrict Legend. The Hold Back Shares shall bear the following legend:

          THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF SKYLYNX COMMUNICATIONS, INC. UNTIL THE EXPIRATION OF
          SUCH RESTRICTION ON             , 2000.
                              ------------

     11.4 Delivery of the Hold Back Shares. At the end of the Hold Back Period, the Contractual Restriction Legend found in Section 11.3 shall be removed from the Hold Back Shares to reflect the expiration of the Hold Back Period. Purchaser shall cause shares to be delivered to the Sellers, subject to adjustments that may be required to the Hold Back Shares, including but not limited to, stock splits, dividends, redemptions, and any foreclosure of the Hold Back Shares, pursuant to the pledge agreement specified in Section 3.2(i), or any portion thereof.

     11.5 No Bar. If the Hold Back Shares are insufficient to set off any claim for any Indemnifiable Damages hereunder (or have been delivered in whole or in part to the Sellers prior to the making or resolution of such claim), then Purchaser may take any action or exercise any remedy available to it by appropriate legal proceeding to collect the Indemnifiable Damages.

                                 ARTICLE 12

                                 DEFINITIONS

     12.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on the date hereof.

     "Business Activity" as used in Section 7.12, as well as the phrases "business activity currently conducted", "in competition with the business" and "such competitive business", and all similar phrases used in that section with respect to activities covered by the covenant not to compete shall mean the areas of dial-up internet subscription services, dedicated access internet subscription services, and website design/site hosting subscription services, as stated in the parties' binding letter of intent,
Section 8.

     "Common Stock" shall mean shares of common stock of the Purchaser, $0.001 par value.

     "Consideration Shares" shall have the meaning set forth in Section 2. 1 (d) above.

     "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation, or other contract, agreement, or instrument, whether written or oral.

     "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

     "Knowledge" or "to the best knowledge" or similar terms as used in this Agreement, unless otherwise specifically defined herein, shall mean the actual or constructive knowledge, after due inquiry and investigation, of each of the Members of Seller, and its key employees in managerial roles.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

     "Market Value" means the average closing price of a share of the Common Stock on the over-the-counter market for the seven trading days immediately preceding the Closing Date.

     "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

     "Person" means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

     "Restricted Territory" means the state of Oregon.

     "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

     "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, and unemployment taxes imposed by any federal, state, local, or foreign governmental agency, and any interest or penalties related thereto.

                                 ARTICLE 13

                      TERMINATION, AMENDMENT AND WAIVER

     13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of all of the parties hereto at any time prior to Closing; or

          (b) by Purchaser in the event of a material breach by the Sellers of any provision of this Agreement; or

          (c) by either party if the Closing shall not have occurred by April 30, 1999, notwithstanding the diligent efforts of all parties, and the parties hereto have not agreed to extend the date to close.

     13.2 Effect of Termination. Except as expressly stated herein, in the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Purchaser shall immediately return to the Sellers any and all documents pursuant to Section 7.4.

                                 ARTICLE 14

                             GENERAL PROVISIONS

     14.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  If to Purchaser or, following the Closing:

               SkyLynx Communications, Inc.
               600 South Cherry Street, Suit 305
               Denver, CO  80222
               Attention: Chairman
               Fax: (303) 316-0404

          With a copy to:

          McDermott, Will & Emery
          2700 Sand Hill Road
          Menlo Park, CA 94025
          Attention:     Robert L. Nelson, Jr.
          Fax: (650) 233-5599

          (b)  If to the Sellers prior to the Closing:

          ContiNet, LLC
          1126 Gateway Loop, Suite 116
          Springfield, OR  97477
          Attention:  Scotty McConnell and Jeff Hill
          With a copy to:

          P. Scott McCleery
          Doyle, Gartland, Nelson, McCleery & Wade, P.C.
          P.O. Box 11230
          Eugene, OR  97440-3430


          If to the Sellers after the Closing:

          Next Step Communications, LLC
          c/o Jeff Hill
          872 Old Orchard Lane
          Springfield, OR 97477

     14.2 Entire Agreement. This Agreement (including the Schedules and Annex attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules and Annex constitute a part hereof as though set forth in full above.

     14.3 Expenses. Except for the closing fees (estimated to be approximately Fifteen Hundred Dollars ($1,500) which are to be shared equally between the parties, and as otherwise provided herein, the parties shall pay their own fees and expenses, including their own accounting and counsel fees, incurred in connection with the negotiation and preparation of this Agreement or any transaction contemplated hereby. Sellers shall be liable for all sales, application, or transfer taxes or other such fees and costs incurred in connection with this Agreement or any transaction contemplated hereby.

     14.4 Amendment; Binding Effect; Assignment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Sellers without the prior written consent of Purchaser.

     14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     14.6 Governing Law: Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Oregon applicable to contracts executed and to be wholly performed within such State.

     14.7 Access to Records. After the Closing Date, the Sellers shall have reasonable access during regular business hours to the books and records of Seller that are necessary to permit the Sellers to exercise their rights hereunder and to obtain any information necessary for their personal and corporate tax matters.

     14.8 Attorneys' Fees. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of or in connection with this Agreement or the breach or interpretation hereof, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examination; and (4) discovery.

     14.9 Mediation, Arbitration and Bench Trial.

          (a) If any dispute arises between the parties, either party may request mediation, utilizing United States Arbitration & Mediation Services, of Portland, Oregon ("USA&M"). The parties shall attempt to settle on a mediator, but if they fail to do so, shall accept a mediator chosen by USA&M. The mediation shall take place as soon as reasonably possible in Eugene, Oregon, at the offices agreeable to the parties. Costs shall be split equally between the parties.

          (b) If the mediation is unsuccessful, either party may request arbitration and appoint an arbitrator selector. The other party shall also choose an arbitrator selector, and the two arbitrator selectors shall choose an arbitrator. If the choice of the arbitrator is not made within 10 days of the choosing of the first arbitrator selector, then either party may apply to the presiding judge of the judicial district where the Premises are located to appoint the required arbitrator.

          (c) The arbitrator chosen as provided by Section 14.9(b) shall proceed according to United States Arbitration and Mediation Rules governing arbitration, and the award of the arbitrators shall have the effect therein provided. The arbitration shall take place in Lane County, Oregon.

          (d) Each party shall have the right to opt out of binding arbitration as provided above, and instead elect a bench trial. However, the right to elect a bench trial must be exercised prior to a party either initiating an arbitration or answering an arbitration complaint. If either of those actions are taken with respect to an arbitration, the right to elect a bench trial shall be deemed irrevocably waived.

          (e) The parties further agree, in the event any dispute arises between the parties that cannot be resolved by mediation, and which is not resolved by the process of arbitration, not to elect a trial by jury of any issue triable of right by jury, and to waive any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Agreement, or any claim, counterclaim or action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily by each party, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              SKYLYNX COMMUNICATIONS, INC.
                              a Colorado corporation

                              By:
                                 --------------------------------------
                                 Name:
                                      ---------------------------------
                                 Title:
                                       --------------------------------

                              CONTINET, LLC
                              an Oregon limited liability company

                              By:
                                   --------------------------------------
                                   Name:
                                        ---------------------------------
                                   Title:
                                         --------------------------------






                              -------------------------------------------
                              SCOTTY McCONNELL



                              -------------------------------------------
                              JEFF HILL